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  FORM 3
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U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities  Exchange Act of 1934, Section
17(a) of the Public Utility  Holding Company Act of 1935 or Section 30(f) of the
Investment Company Act of 1940
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1. Name and Address of       2. Date of Event Requiring        4.  Issuer Name and Ticker or Trading Symbol
    Reporting Person*           Statement (Month/Day/Year)
                                June 3, 1999                       Dunes Hotels & Casinos Inc.

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(Last) (First) (Middle)      3. IRS or Social Security Number  5.  Relationship of Reporting Person to   6.  If Amendment, Date of
                                of Reporting Person                Issuer (Check all applicable)             Original
                                                                                                             (Month/Day/Year)
GFS Acquisition Company, Inc.   (Voluntary)

                                                                   __ Director          X  10% Owner

                                                                   __ Officer           __  Other
                                                                   (give title below)   (specify below)


------------------------------------                                                                      -------------------------
             (Street)                                                                                     7. Individual or Joint/
                                                                                                             Group Filing (Check
8441 E. 32nd Street N                                                                                        applicable line)



                                                                                                             __ Form filed by One
                                                                                                                Reporting Person
                                                                                                             X  Form filed by More
                                                                                                                than One Reporting
                                                                                                                Person

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(City)(State)(Zip)                                        Table 1 - Non-Derivative Securities Beneficially Owned
Wichita, KS  67226
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

1.  Title of Security    2.  Amount of              3.  Ownership            4.  Nature of Indirect
                             Securities                 Form:  Direct            Beneficial Ownership
                             Beneficially Owned         (D) or Indirect         (Instr. 5)
                             (Inst. 4)                  (I) (Instr. 5)
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Common Stock                 3,100,000                  D (1)
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*  If the Form is filed by more than one Reporting Person, see instruction 5(b)(v). Reminder:  Report on aline for each class of
securities beneficially owned directly or indirectly.              (Print or Type Responses)


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FORM 3 (cont'd.)  Table II -  Derivative  Securities  Beneficially  Owned (e.g.,
puts, calls, warrants, options, convertible securities)
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

1.  Title of         2.  Date exer-         3.  Title and        4. Conver-            5. Ownership         6.  Nature of
    Derivative           cisable and            Amount of           sion or               Form of               Indirect
    Security             Expiration             Securities          Exercise              Derivative            Beneficial
    (Inst. 4)            Date (Month/           Underlying          Price of              Security:             Ownership
                         Day/Year)              Derivative          Derivative            Direct (d)            (Instr. 5)
                                                Security            Security              or Indirect
                                                (Inst. 4)                                 (I) (Instr.
                                                                                          5)
                         -----------------------------------------
                          Date        Expira-                        Amount
                          Exer-       tion              Title        or Number
                          cisable     Date                           of Shares
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--------------------------                                           --------------------------------------------------------------
--------------------------                                           --------------------------------------------------------------
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--------------------------                                           --------------------------------------------------------------
--------------------------                                           --------------------------------------------------------------
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Explanation  of Responses:  (1) The Reporting  Person is wholly owned by General
Financial Services, Inc. ("GFS"). GFS is wholly owned by Steve K. Miller, who is the sole director and officer of GFS and the Reporting Person.  GFS beneficially owns the 3,100,000 shares of Common Stock directly owned by the Reporting Person by  virtue of GFS's  ownership  of the  Reproting  Person  and  Steve K.  Miller beneficially  owns the  3,100,000  shares of Common Stock owned by the Reporting
Person by virtue of his  ownership  of GFS and his  position as the sole officer and director of GFS and the Reporting Person.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
     See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).

                    GFS ACQUISITION COMPANY, INC.           June 14, 1999
                                                            -------------------
                                                            Date
                    By:
                         --------------------------------
                         Steve K. Miller, President


                    GENERAL FINANCIAL SERVICES, INC.        June 14, 1999
                                                            --------------------
                                                            Date

                    By:
                         --------------------------------
                         Steve K. Miller, President



                    -------------------------------------   June 14, 1999
                    Steve K. Miller                         --------------------
                                                            Date




Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.
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Form 3;
Reporting  Person - GFS Acquisition Company, Inc.
Date of Event Requiring  Statement - June 3,1999
Issuer Name - Dunes Hotels & Casinos Inc.


List of Other Joint Filers
Names and Addresses


General Financial Services, Inc.; 8441 E. 32nd Street N, Wichita, KS  67226

Steve K. Miller; 8441 E. 32nd Street N, Wichita, KS  67226



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